Exhibit 4.12

SIXTH AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

THE PROGRESSIVE CORPORATION

THIS SIXTH AMENDMENT, dated as of the third day of December, 2010, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 1, 2005 (the “Trust Agreement”), with regard to The Progressive 401(k) Plan (formerly known as The Progressive Retirement Security Program) (the “Plan”); and

WHEREAS, the Sponsor has notified the Trustee that the Sponsor has amended the Plan document to designate The Progressive Corporation Stock Fund as an Employee Stock Ownership Plan (“ESOP”) component of the Plan; and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)	Amending Section G, Other, of Schedule “A”, Administrative Services, to add a new item 7 as follows:

7.	ESOP Services. The Trustee will provide and administer the Employee Stock Ownership Plan (“ESOP”) service in accordance with IRS Section 404(k) and Schedule “L”, Cash Dividend Operating Procedures.

(2)	Amending Section 5(e), Sponsor Stock, to restate the first paragraph, in its entirety, as follows:

(e)	Sponsor Stock.

Trust investments in Sponsor Stock in the ESOP shall be made via Stock Fund.

Dividends received on shares of Sponsor Stock shall be: (A) reinvested in additional shares of Sponsor Stock and allocated to Participants’ accounts or (B) paid to Participants in cash for those Participants who have elected to have dividends paid to them.

In the absence of valid Participant direction to the contrary, the Named Fiduciary directs the Trustee to retain the dividend in the Stock Fund and use any dividend to allocate additional shares to the affected Stock Fund Participants. The Trustee shall pay out or reinvest the respective Sponsor Stock dividend in accordance with Schedule “L”, attached hereto.

(3)	Amending Schedule “B”, Fee Schedule, to add the following:

  Dividend Pass-Through Fee:         One-Time Set-Up Fee of $7,500

                                             $6.00 for each dividend check that is cut.

                                             $3.00 for each dividend sent via EFT.

The Dividend Pass-Through Fee is based on the following assumptions, in addition to those set forth in the Note section of this Schedule “B”:

•	Dividends will be distributed as appropriate.

•	The default option for receiving dividends will be reinvestment into Sponsor Stock in the Stock Fund.

(4)	Adding Schedule “L”, Cash Dividend Operating Procedures, as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Sixth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY

By:	By:
Its Authorized Signatory	FMTC Authorized Signatory

Name:	Name:

Title:	Title:

Date:	Date:

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SCHEDULE “L” – Cash Dividend Operating Procedures

The Progressive Corporation (the “Sponsor”) and Fidelity Management Trust Company and Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”) hereby agree that the cash dividend pass-through program with respect to Stock Fund shall be administered in accordance with the following procedures.

Definitions:

“Business Day” shall mean any day the New York Stock Exchange is open for business.

“Dividend Payable Date” shall mean the business day Fidelity receives funding for the Stock Fund dividends from the transfer agent.

Procedures:

1.	National Financial Services, as soon as practicable, shall inform Fidelity of the expected dividend dates (record date, ex-dividend date and payment date) and the anticipated amount of the dividend.

2.	Fidelity shall determine the amount of dividends attributable to each participant eligible for the dividend pass-through, and who is invested in the Stock Fund on ex-dividend date, as follows: Fidelity shall calculate the dividend per shares in the Stock Fund by dividing the total dividend received for shares held within the Stock Fund by the total number of shares outstanding on ex-dividend date. The amount of dividend attributable to each eligible participant shall be determined by multiplying the dividend per share by the amount of shares held by each eligible participant on ex-dividend date.

3.	On the Dividend Payable Date, the transfer agent shall wire to Fidelity the funding for the dividends paid to the Plan as calculated under Section 2 above.

4.	On the Business Day following Dividend Payable Date, for eligible participants who have elected to receive their vested dividends in cash, Fidelity shall begin the processing of participant checks. Participants receiving a dividend of less than $10 and participants failing to make a distribution election will have their dividend reinvested Sponsor Stock in the Stock Fund. For participants who have established Electronic Funds Transfer (EFT), no minimum applies.

5.	Fidelity shall issue IRS Form 1099-R to participants no later than January 31 of the year following the year in which participants received dividends in cash.

THE PROGRESSIVE CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY

By:	By:
Its Authorized Signatory	Its Authorized Signatory

Name:	Name:

Title:	Title:

Date:	Date:

FIDELITY INVESTMENTS INSTITUTIONAL
OPERATIONS COMPANY, INC.

By:
Its Authorized Signatory

Name:

Title:

Date:

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